                                                                   EXHIBIT 10.12

                      VARSITY FUNDING NET BRANCH AGREEMENT

1.       PREAMBLE

         AGREEMENT made this 1st day of October, 1997, between University Bank, a Michigan Banking Corporation, its main offices at 959 Maiden Lane, Ann Arbor, Michigan, 48105 hereafter called the Bank or Employer; Jess Monticello, of 6374 Odessa Drive, West Bloomfield, Michigan 48324, and William Cook, of 233 Woodlake Drive, Brighton, Michigan 48116, hereafter called the Managers.

         WHEREAS, The Bank shall engage in any lawful business of which Michigan banking corporations are authorized to do in the State of Michigan; and

         WHEREAS, Managers desire to be employed by the Bank and the Bank desires to employ Managers on the following terms.

         NOW, THEREFORE, it is mutually agreed as follows:

2.       EMPLOYMENT DUTIES

         The Bank hereby employs Managers (Jess Monticello and William Cook), and Managers hereby accept employment by the Bank as the co-managers of an independent mortgage division of the Bank (Varsity Funding), hereinafter called the Net Branch. Managers shall report directly to the Net Branch Liason Manager, who is the individual designated by the board of directors of the Bank to serve in such capacity. The Managers shall operate the Net Branch on an autonomous basis as a separate profit center of the Bank in accordance with banking and mortgage banking laws and regulations, the requirements of investors, and industry standards, subject to the requirements and restrictions of paragraphs 3 and 4, below.

3.       OPERATION OF NET BRANCH

         A) WORKING CAPITAL
         The Bank shall provide the Net Branch with $100,000.00 of initial working capital to start-up the operations of the Net Branch. Such working capital shall be funded by the Bank through a separate account held at the Bank for the Net Branch, hereinafter called the Capital Account. Repayment of the initial working capital will be made through monthly profit sharing from the Net Branch after the Operating Reserve (discussed below in paragraph 3B) is fully funded. If the initial working capital is exhausted, the Bank may, at its sole discretion, increase the initial working capital of the Net Branch. If the Bank chooses not to do so then the Managers at their sole discretion may elect to contribute additional funds to the Capital Account to maintain the operation. If neither the Bank nor the Managers elects to contribute additional funds to the Capital Account then the Net Branch shall be immediately terminated.

         B) PROFIT SHARING
         The profit, if any, of the Net Branch, shall be paid monthly after the deduction of all income and other taxes payable in the following manner: 50% into a separate account entitled the Operating Reserve which shall be controlled by the Bank, until the Operating Reserve contains $100,000 (to provide for three months of operating expenses at Varsity Funding); and 50% into the Profit Sharing

Account, and distributed according to the terms of the Profit Sharing Account. The name of the Operating Reserve shall be reflected on the financial statements of the Net Branch as "Deferred Manager Bonus".

         Losses. If however, the Net Branch has a monthly loss, accumulated losses or a retained deficit, then future monthly profits will be used to eliminate the deficit. Management with the Net Branch Liason Manager's approval may offset any monthly losses by drawing upon the Operating Reserve until the deficit equals zero. No funds will be allocated to the Profit Sharing Account until the deficit equals zero.

         If the Operating Reserve is fully funded, then the 50% of the profit, if any, of the Net Branch that would otherwise be paid into the Operating Reserve shall instead be paid to the Bank until the Bank has received 100% of the initial working capital from the Net Branch. If the Bank receives 100% of the initial working capital from the Net Branch, then thereafter 100% of future profits shall be distributed to the Profit Sharing Account. However, if the Net Branch has a monthly loss, accumulated losses or a retained deficit, then future monthly profits will be used to eliminate the deficit. No funds will be allocated to the Profit Sharing Account until the deficit equals zero.

         Funds allocated to the Profit Sharing Account shall be distributed as follows:

         a) 50% of the Profit Sharing Account shall be available for cash distribution at the sole discretion of the Managers.

         b) 50% of the Profit Sharing Account shall be used by the Bank to purchase shares of common stock of the Bank's holding company, or the Bank, if the Bank is not owned by a holding company, on the stock market. If shares are not available for purchase on the stock market, shares will be sold by the bank holding company or the Bank on a negotiated basis. The allocation to specific individuals of the shares which are purchased will be at the sole discretion of the Managers. The stock purchases will be with funds net of all federal, state, social security and Medicare withholding taxes.

         Monthly proposed distributions of net profits into the Operating Reserve and the Profit Sharing Account will be reviewed and acknowledged by the Managers and the Bank's Net Branch Liason Manager.

         C) PARENT REVENUE SHARING
         The Bank shall receive monthly an amount equal to 10% of "Gain on Sale" less both Premium Reserve Contribution (if applicable) and "Cost of Origination", referred to hereinafter as the "Parent Revenue Sharing". This amount shall be recorded as an expense on the profit and loss statement of the Net Branch as Parent Revenue Sharing.

         The following terms are clarified for purposes of interpreting and calculating Parent Revenue Sharing:

GAIN ON SALE equals the Servicing Release Premiums paid by (or to) the investor when a whole loan is sold to an investor.

COST OF ORIGINATION equals the cost paid to correspondent in the purchase of the loan (this reflects only a small portion of the actual cost to originate a loan in a loan production operation).

PREMIUM RESERVE CONTRIBUTION equals the percentage of the premium received on loans that are subject to premium recapture from the investor. Contributions to the Premium Reserve account are made at the following levels:

         a) 10% of premium received on loans subject to recapture if the Premium Reserve balance of the account is below $20,000 for the prior month end period;

         b) 5% of premium received on loans subject to recapture if the Premium Reserve balance of the account is between $20,001 and $40,000 for the prior month end period; unless the Premium Reserve has already received an allocation of $40,000, as described in c) below;

         c) 0% of premium received on loans subject to recapture if the Premium Reserve has received an allocation of $40,000 until the balance of the account falls below $30,000;

The Premium Recapture Reserve balance and rate will be reviewed and updated semi-annually by the Managers and the Net Branch Liason Manager. Any recapture of premium that is assessed by any Investors shall be paid out of the Reserve. Contributions to the Premium Recapture Reserve shall be reflected as an expense on the Net Branch's profit and loss statement, with the Premium Recapture Reserve reflected on the Net Branch's balance sheet as a liability. If at any time a portion of the Premium Recapture Reserve is deemed to exceed the amount required, that portion of the Premium Recapture Reserve will be distributed with the Bank receiving 10% and the Managers receiving 90%, respectively, with the Managers being paid through the Profit Sharing Account.

         D) CASH ACCOUNTS
         The general cash account of the Net Branch will be held at the Bank and shall be the only banking account maintained by the Net Branch. Neither the Managers nor any other employee of the Net Branch shall maintain any banking accounts through which revenues or expenses of the Net Branch flow.

         E) ACCOUNTING SERVICES
         The Bank will provide all of the accounting services for the Net Branch. All checks collected for appraisal fees, credit reports, origination points, marketing gains, or any other fees collected shall be deposited per the instructions of the Bank. These checks collected for the benefit of the Net Branch will be recorded as income on the Net Branch's profit and loss statement. All bills to be paid shall be approved by a Manager and forwarded to the Bank. The Bank shall be solely responsible for handling the checking account of the Net Branch. These bills will be recorded as an expense on the Net Branch's profit and loss statement.
         The accounting department of the Bank will be responsible for producing a profit and loss statement by the twentieth (20th) of the following month. The Managers will be responsible for reviewing the profit and loss statement on a timely basis for errors and making sure that any appropriate changes are made.
         The Net Branch shall employ personnel including originators and support staff. The Managers shall have the right to hire and fire employees as they see fit in accordance with applicable law, and pay such employees as they see fit, subject to the availability of Working Capital to the Net Branch. The Managers shall each be employed at a salary of $7,800 per month, increasing by $300 per month per year on each anniversary date of the establishment of the Net Branch (September 12, 1995).

         F) RENT
         The Bank will rent space required by the Net Branch and sublet the space to the Managers individually. The rent expense will be recorded as an expense on the profit and loss statement of the Net Branch. The Managers shall be individually financially responsible for the rent expense if the Net Branch is terminated.

         G) TERMINATION
         Either party may, upon 90 days written notice, terminate the Net Branch at its sole discretion. If for any reason the Net Branch is terminated, the Managers shall liquidate the assets of the Net Branch on termination of operation for purposes of liquidation. The Managers must provide the Net Branch Liason Manager with the sale price for various assets prior to liquidation. The Bank at its option may purchase any or all of the assets at an amount equal to the amount listed by the Managers within five days. Cash received from the liquidation of assets shall be held in the general cash account of the Net Branch (for general operating needs) or used to reduce the Bank's initial working capital, at the option of the Managers.
         If for any reason the Net Branch is terminated, the funds in the Operating Reserve shall be distributed first towards any accumulated losses or accounts payable of the Net Branch. Second, to pay costs of liquidation or termination. Any excess upon liquidation will be distributed to the Managers through the Profit Sharing Account. Any deficiency will be pro rated to the Bank and the Managers on a 50/25/25 basis, respectively, with the maximum exposure to the Managers being $25,000 each. The Bank shall accept from each Manager, a two-year fully amortizing note at its commercial prime rate in lieu of cash for the amount of the losses for which the Managers are responsible.

4.       SUPPORT SERVICES PROVIDED BY BANK TO NET BRANCH

         A) PAYROLL
         The Bank will provide payroll services for the Net Branch. All support people are paid on the 15th and the last day of the month, based on their annual or hourly salary, as applicable. Commissioned employees are paid on closed production 15 days in arrears.
         Managers are required to submit a commission (bonus) report to the Bank's payroll department for each pay period or the commissioned employees will not be paid.

         B) INSURANCE
         All insurance benefits offered at the Bank will be made available to the Net Branch. Any cost associated with the benefits will be charged directly to the Net Branch. This cost will be reviewed and updated annually.

         C) ADMINISTRATIVE SUPPORT
         A $300.00 monthly charge will be recorded under expenses on the profit and loss statement of the Net Branch for the administrative support provided by the Bank. This cost will be reviewed and updated semi-annually to reflect the actual estimated cost of providing this service.

         D) UNDERWRITING
         The Net Branch will be charged an Underwriting fee of $175.00 per loan for each loan that is underwritten by the Bank's support staff and not underwritten by the Net Branch. The Net Branch will be free to choose where loans shall be underwritten.

         E) CLOSING DOCUMENTS
         The Net Branch will be charged a Closing fee of $100.00 per loan that the closing package is prepared by the Bank's support staff. The Net Branch will be free to choose where loan closing packages are prepared.

         F) TAX SERVICE FEE
         The required tax service fee set by the Investor will be recorded as an expense on the profit and loss statement of the Net Branch, and the tax service fee collected per the Settlement Statement will be recorded as income on the profit and loss statement.

         G) FEES TO BANK
         A $75.00 fee will be recorded as an expense on the profit and loss statement of the Net Branch, for all loans sold to the Bank, where the Bank is not also charging the Net Branch an Underwriting fee, and a $50.00 fee will be recorded as an expense on the profit and loss statement of the Net Branch, for all loans sold to the Bank, where the Bank is not also charging the Net Branch a Closing fee. The Net Branch will receive loan pricing equal to the best rates provided to a third-party correspondent of the wholesale mortgage division of the Bank.

         H) WAREHOUSE FEES
         The Net Branch will be responsible for any expenses incurred when funding a loan through the Bank. These fees will be recorded as an expense on the profit and loss statement. The interest rate charged by the Bank on table funded loans shall equal the interest rate on the mortgages being tabled funded. This rate will be reviewed and updated semi-annually, so that the Bank receives a rate no less favorable than that provided to other third-party correspondents of the wholesale mortgage division of the Bank.

         I) INVESTOR EXPENSES
         The Net Branch will be responsible for any investor expenses charged when an investor purchases a loan. These fees will be recorded as an expense on the profit and loss statement of the Net Branch.

5.       SUPPORT SERVICES PROVIDED TO THE BANK BY THE NET BRANCH

         Any ancillary revenue generated for the Bank through the efforts of the Net Branch will be compensated. For such ancillary revenue, the Net Branch will receive 10% of the net interest income (on interest earning products and services) or 10% of the gross fee income received by the Bank for other products and services. Such amounts will be recorded as a separate line item on the profit and loss statement of the Net Branch, but will not be included as Adjusted Gross Revenue for purposes of calculating the Bank's 10% share of the Net Branch's Adjusted Gross Revenues.

6.       ASSIGNMENT

         The rights and obligations of the Bank under this agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Bank. This agreement shall not be assignable by the Managers.

7.       ARBITRATION

         Any controversy or claim arising out of or related to this Agreement shall be resolved by binding arbitration in Ann Arbor or Detroit, Michigan, at the Bank's option, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon any award may be entered in any court having jurisdiction thereof. The prevailing party shall be entitled to recover reasonable attorney's fees and other costs incurred in any arbitration proceeding. Notwithstanding the provisions of this paragraph, the Bank shall have the right to apply to any court of competent jurisdiction to enjoin any violation, threatened or actual, of this Agreement by the Managers pending the final resolution of the Arbitration procedure of this paragraph.

8.       NOTICES

         Any notice required to be given under this agreement shall be deemed sufficiently given if sent by regular mail to the party to be notified at the address set forth above or to such other address or addresses as either party may hereafter designate by notice given in the same manner.

9.       WAIVER OF BREACH

         In the event that any breach of this agreement by the Managers is waived by the Bank, such waiver shall not constitute a waiver of any subsequent breach by the Managers. No waiver shall be valid unless in writing and signed by an authorized officer of the Bank.

10.      SEVERABILITY

         If one or more of the provisions of this agreement should be found invalid or otherwise unenforceable, the validity, effectiveness and enforceability of any and all other provisions hereof shall not be affected.

11.       ENTIRE AGREEMENT

          This Agreement and any employee manual of the Bank constitutes the entire agreement and understanding between the Bank and the Managers and supersedes any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement may be modified or amended only by a written instrument executed by the Bank and the Managers each acting through its duly authorized agent.

12.      LAW GOVERNING AGREEMENT

          This Agreement shall be construed in accordance with and governed by the laws of the state of Michigan.

13.       CAPTIONS

          The captions in this Agreement are for convenience only and shall not be considered a part hereof or affect the construction or interpretation of any provisions of this Agreement.

14.      SIGNATURE, DATE, SEAL, ACKNOWLEDGMENTS

         IN WITNESS WHEREOF, THE parties have executed this agreement the day and year first above mentioned.

                                                  BANK:

Witness:                                          University Bank

___________________                               By:/s/Stephen Lange Ranzini
                                                       Stephen Lange Ranzini,
                                                       President

                                                  MANAGER:

Witness:

___________________                               By:/s/Jess Monticello
Witness:                                                Jess Monticello

                                                  MANAGER:

Witness:

___________________                               By:/s/William Cook
Witness:                                                William Cook